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                                  EXHIBIT 99


news from DANSKIN, INC.'r'
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DANSKIN, INC. ADOPTS STOCKHOLDERS RIGHTS PLAN


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     NEW  YORK,  NEW YORK,  JUNE  5, 1996  --  Danskin, Inc.  (NASDAQ:DANS) (the      [DANSKIN LOGO]
'Company') announced today that its Board  of Directors has declared a  dividend
on  its shares of Common Stock (the 'Common Shares') of preferred share purchase      [ROUND THE CLOCK HOSIERY LOGO]
rights as part of a Stockholder Rights Plan.

     The Plan is designed to insure that all stockholders of the Company receive      [DANCE FRANCE LOGO]
fair value for their Common Shares in the event of any proposed takeover of  the
Company  and to guard against the use of partial tender offers or other coercive
tactics to  gain control  of the  Company  without offering  fair value  to  the      [ANNE KLEIN LOGO]
Company's  stockholders. At the present time the Company knows of no proposed or threatened takeover,  tender  offer or  other  effort  to gain  control  of  the
Company.

     Mary  Ann  Domuracki, Chief  Executive Officer  of  the Company,  said, 'We
believe that this  Plan protects  stockholder interests  in the  event that  the      [Christian Dior LOGO]
Company is confronted with coercive or unfair takeover tactics, including offers that  do not treat all stockholder interests fairly or do not maximize the value
of the  Company, including  the  long-term gains  which the  stockholders  could      [GIVENCHY LOGO]
reasonably expect to receive if the Company remains independent.'

     Ms. Domuracki stressed that 'the Plan is not intended, nor will it operate,      [CUSTOM COLLECTION
to prevent an acquisition of the Company on terms that are favorable and fair to       PRIVATE LABEL PROGRAMS LOGO]
all  stockholders. The Plan is designed to deal with the very serious problem of unilateral actions by hostile acquirors that are calculated to deprive the Board and stockholders  of their  ability to  determine the  destiny of  the  Company.
Acquisition  offers that reflect the  Company's fair value and  that are made to      [SHAPE ACTIVEWARE LOGO]
all stockholders would not be affected by the Plan.'

     Under the terms of the Plan, preferred share purchase rights (the 'Rights') will be distributed as a dividend at the rate of one Right for each Common Share held as of the close of business on June 17, 1996. Stockholders will not actually receive certificates for the Rights at this time, but the Rights will become part of each Common Share. The number of Rights outstanding is subject to adjustment under certain circumstances and all Rights expire on June 17, 2006.

111 West 40th Street  New York, NY 10018 Tel 212 764 4630 Fax 212 764 7265

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news from DANSKIN, INC.'r'

     Each Right will entitle the holder to buy 1/10,000 of a share of Series A Junior Participating Preferred Stock of the Company (the 'Preferred Shares') at an exercise price of $22.50. Each Preferred Share fraction is designed to be equivalent in voting and dividend rights to one Common Share. The Rights will be exercisable and will trade separately from the Common Shares only if a person or group acquires beneficial ownership of 35% or more of the Company's Common Shares or commences a tender or exchange offer that would result in such a person or group owning 35% or more of the Common Shares. Only when one or more of these events occur will stockholders receive certificates for the Rights. For these purposes, the Rights Agreement specifically provides that neither Esmark, Inc. nor any person who presently controls Esmark, Inc. will be deemed a 'Beneficial Owner' of or 'to beneficially own' the 990,000 Common Shares owned by Electra Investment Trust PLC and the subject of a proxy held by Esmark, Inc.

     If any person actually acquires 35% or more of Common Shares -- other than through a tender or exchange offer for all Common Shares that provides a fair price and other terms for such shares -- or if a 35%-or-more stockholder engages in certain 'self-dealing' transactions or engages in a merger or other business combination in which the Company survives and its Common Shares remain outstanding, the other stockholders will be able to exercise the Rights and buy Common Shares of the Company having twice the value of the exercise price of the Rights. Additionally, if the Company is involved in certain other mergers where its shares are exchanged or certain major sales of its assets occur, stockholders will be able to purchase the other party's common shares in an amount equal to twice the value of the exercise price of the Rights. Upon the occurrence of any of these events, the Rights will no longer be exercisable into Preferred Shares.

     The Company will be entitled to redeem the Rights at $.01 per Right at any time until the tenth day following public announcement that a person has acquired a 35% ownership position in Common Shares of the Company. The Company in its discretion may extend the period during which it can redeem the Rights.

                                          Contact: Edwin W. Dean
                                                   General Counsel
                                                   (212) 930-9173

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